 Exhibit 99.5

FIRST AMENDMENT TO SERVICES AGREEMENT
(Development)

This first amendment (this “Amendment”) to that certain Services Agreement (the “Agreement”), dated June 27, 2003, by and between Maguire Properties, L.P., a Maryland limited partnership (the “Company”) and Maguire Partners Development, Ltd., a California limited partnership (“Development” and, together with the Company, the “Parties”), is entered into as of May 8, 2008.

RECITALS

WHEREAS, Development and the Company desire to amend and restate Appendix A to the Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, the Parties hereby agree as follows:

1.           AMENDMENT.  Appendix A to the Agreement is hereby deleted and replaced in its entirety by the Appendix A attached to this Amendment.   The Agreement shall otherwise remain in full force and effect in its entirety.

2.           EFFECTIVENESS OF AMENDMENT.  This Amendment shall be effective as of the date hereof and shall continue until terminated in writing in accordance with the terms hereof.

3.           AMENDMENTS.  The Parties may at any time by written agreement amend this Amendment.

4.           WAIVERS.  No waiver by any Party, whether written or oral, of any right under or arising from this Amendment given on one occasion shall constitute a waiver of any other right or any right on any subsequent occasion and no concession by any Party shall be treated as a variation of this Amendment unless specifically agreed to in writing.

5.           NOTICES.  All notices or other communications made pursuant hereto shall be in writing and shall be deemed received when personally delivered against receipted copy, or three business days after being mailed by certified or registered mail, postage prepaid, to the Parties at the following addresses:

The Company:	Maguire Properties, L.P.
555 West Fifth Street, Suite 5000
Los Angeles, CA 90013-1010
Attention: Paul Rutter
Mark Lammas

Development:	Maguire Partners Development, Ltd.
555 West Fifth Street, Suite 5000
Los Angeles, CA 90013-1010
Attention: Robert F. Maguire III
Mark Lammas

6.           GOVERNING LAW.  This Amendment shall be governed by the laws of the

State of California without regard to the conflict of laws principles thereof.

7.           ARBITRATION.  Except as otherwise expressly provided herein, any disagreement, dispute, controversy or claim arising out of or relating to this amendment or the interpretation of this amendment or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures.  In the event of such an arbitration proceeding, the Parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the Parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither Party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either Party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  The prevailing party in any such dispute shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs in connection therewith.

8.           NO ASSIGNMENT.  Neither Party shall, without the prior written consent of the other Party (which consent may be withheld arbitrarily), sell, assign, pledge, hypothecate or transfer all or any part of its interest in this Amendment voluntarily or permit such a transfer by operation of law; provided, however, that the foregoing shall not extend to assignments by the Company to any affiliate of Maguire Properties, Inc.  If any purported transfer of interest by a Party is not permitted as provided herein, such transfer shall be null and void and of no effect whatsoever.  Except as specifically provided for herein, a Party’s respective rights hereunder may not be transferred, conveyed, or encumbered without the consent of the other Party and except as so provided, the covenants, terms, provisions and amendment hereof shall be binding upon and inure to the benefit of the representatives, successors and assigns of the respective Parties hereto.

9.           INTEGRATION.  The Agreement as amended by this Amendment comprises the complete and integrated agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

10.           SEVERABILITY.  Every provision of this Amendment is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Amendment.

[SIGNATURE PAGE FOLLOWS]

                      IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first above written.

THE “COMPANY”

MAGUIRE PROPERTIES, L.P., a Maryland limited
partnership

By:	MAGUIRE PROPERTIES, INC.,
a Maryland Corporation
Its General Partner

	By:	/s/ MARTIN A. GRIFFITHS
Name: Martin A. Griffiths
Title: Chief Financial Officer

“DEVELOPMENT”

MAGUIRE PARTNERS DEVELOPMENT, LTD.
a California limited partnership

By:	MAGUIRE PARTNERS MANAGEMENT
COMPANY, LLC
a California limited liability company
Its General Partner

	By:	MAGUIRE PARTNERS SCS, INC.
a California corporation
Its Manager

		By:	/s/ ROBERT F. MAGUIRE III
Robert F. Maguire III
President

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APPENDIX A

SERVICES

Service	Remuneration
Services to be provided in respect of the second phase of the Water’s Edge Project: Development and construction services.
•       Completion payments as follows:
o     $1.00 per rentable square foot of office space paid upon “project completion” (defined below); and
o     $0.25 per square foot of parking paid upon “project completion” (defined below).
•      In addition, time spent by Company employees providing Services to Development pursuant to the Agreement shall be paid for by Development on an hourly basis pursuant to existing arrangements as in effect from time to time.

Services to be provided in respect of the FBO Office, Terminal, and Hanger at Van Nuys Airport, Millionaire Project: Development and construction services
•      Completion payment as follows:
o      $110,000 for the office space, first hanger, and related site work paid upon “project completion” (defined below) of this major phase.
o      $110,000 for the remaining hangers and related office space paid upon “project completion” (defined below) of this major phase.
•      In addition, time spent by Company employees providing Services to Development pursuant to the Agreement shall be paid for by Development on an hourly basis pursuant to existing arrangements as in effect from time to time.

Unless otherwise agreed, the remuneration set forth above on this Appendix A shall be the sole remuneration to the Company for the provision of the Services.

The Company hereby agrees that it shall make a bonus payment to Bob Goodwin as a bonus for his involvement with the above-described projects in the aggregate amount of the completion payments described above actually received by the Company; provided, however, that the Company’s obligation to Development to make any such payments to Mr. Goodwin shall apply only if Mr. Goodwin continues his employment with the Company through the completion of the above-described projects (or major phase, if applicable) and is an employee of the Company at the time any such completion payments are actually received by the Company.  “Project completion” shall require completion of the project or major phase, as applicable, substantially within the budget and schedule for the project or major phase, completion of all tenant improvements under pre-leases, if any, full settlement with contractors, and city approvals for occupancy.

Development acknowledges that Mr. Goodwin will only work on the above-described projects to the extent that doing so does not impair his ability to fulfill his responsibilities on Company matters and does not interfere with the fulfillment of his duties to the Company.

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